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                                                                    EXHIBIT 12


                        HOWARD & HOWARD ATTORNEYS, P.C.
                     The Pinehurst Office Center, Suite 101
                           1400 North Woodward Avenue
                     Bloomfield Hills, Michigan 48304-2856
                           Telephone: (248) 645-1483
                           Facsimile: (248) 645-1568

                                 March 6, 1998


Fountain Square Funds
3435 Stelzer Road
Columbus, Ohio 43219

Pinnacle Fund
36 South Pennsylvania Street
Suite 610
Indianapolis, Indiana 46204

Greetings:

     We have acted as special tax counsel in connection with, and you have requested our opinion concerning the federal income tax consequences of, a transaction in which all of the assets and known liabilities of the Pinnacle Fund (the "Acquired Fund"), will be transferred to Fountain Square Funds, on behalf of its portfolio, Fountain Square Pinnacle Fund (the "Acquiring Fund"), in exchange for voting shares of beneficial interest of the Acquiring Fund. The terms and conditions of this transaction are set forth in an Agreement and Plan of Reorganization and Liquidation dated November 14, 1997, among the Acquired Fund, Heartland Capital Management, Inc., the Acquiring Fund and Fifth Third Bank (the "Reorganization Agreement"). This opinion is rendered to you pursuant to paragraph 8.5 of the Reorganization Agreement, and all capitalized terms used herein have the meanings assigned to them in the Reorganization Agreement.

     The Acquiring Fund and the Acquired Fund are organized as portfolios of Massachusetts business trusts. Both the Acquired Fund and the Acquiring Fund are open-end management investment companies which qualify as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Both the Acquiring Fund and the Acquired Fund are engaged in the business of investing in a professionally managed portfolio seeking long-term capital appreciation by investing primarily in common stocks.

     On the Closing Date under the Reorganization Agreement, the Acquired Fund will transfer its assets and known liabilities to the Acquiring Fund. In exchange, the Acquiring Fund will transfer to the Acquired Fund shares of beneficial interest in the Acquiring Fund in an amount approximately equal to the net asset value of the assets transferred by the Acquired Fund to the Acquiring Fund. The Acquired Fund will thereupon liquidate and distribute its Acquiring Fund shares pro rata to its shareholders.

     We have reviewed and relied upon the representations contained in the Reorganization Agreement and in such other documents and instruments as we have deemed necessary for the purposes of this opinion, and have reviewed the applicable provisions of the Code, current regulations and administrative rules thereunder and pertinent case law.

     Based upon the foregoing, we are of the opinion that, for Federal income tax purposes:

     (a) The transfer of the Acquired Fund assets and known liabilities to the Acquiring Fund in exchange for the Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code;

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Fountain Square Funds
Pinnacle Fund
March 6, 1998
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     (b)  No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets and known liabilities of the Acquired Fund solely in exchange for the Acquiring Fund Shares;

     (c) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets and known liabilities to the Acquiring Fund in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;

     (d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares;

     (e) The tax basis of the Acquired Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization;

     (f) The tax basis of the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization;

     (g) The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

     (h) The holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder (provided the Acquired Fund Shares were held as capital assets on the date of the Reorganization).


                                        Very truly yours,

                                        HOWARD & HOWARD ATTORNEYS, P.C.